Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Frank A. Musto
Vice President and Chief Financial Officer 609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS REPORTS

SECOND QUARTER RESULTS

BURLINGTON, NEW JERSEY – November 11, 2008 Franklin Electronic Publishers, Incorporated (AMEX:FEP), a world leader in electronic handheld information, today reported a net loss of $231,000 or $.03 per share for the quarter ended September 30, 2008 compared with net income of $2,782,000 or $.34 per share in the same quarter last year. The prior year’s quarter results included a $2,400,000 benefit to net income from Seiko Instruments, Inc. (SII) in consideration for the elimination of minimum purchase commitments in the agreements under which SII distributed Franklin products in Japan and Franklin distributed SII products in the United States and Germany. Excluding the impact of the SII payment, net income for the quarter ended September 30, 2007 would have been $382,000 or $.05 per share. Sales for the second fiscal quarter of 2009 decreased 17% to $12,434,000 from $14,980,000 for the same quarter in the prior year.

The decline in sales during the current fiscal quarter was primarily from the Company’s North American operations, with the Company’s European operations also posting a decline. The North American sales decrease resulted from a lackluster back to school season in the wake of the current economic turmoil and its impact on consumer spending, a significant customer who did not purchase from us in the current quarter and a voluntary reduction of shipments to another significant customer due to credit issues and the unavailability of credit insurance with respect to such customer. The decline in European sales was primarily due to lower sales in the U.K. which was also affected by economic turmoil during the quarter.

For the six months ended September 30, 2008, total sales decreased 15% to $24,427,000 from $28,655,000 for the same period last year. Net loss for the six months was $1,394,000 or $.17 per share, compared to a net income of $2,852,000 or $.35 per share in the prior period. The prior year results included a $2,400,000 benefit to net income from SII as mentioned above. Excluding the impact of the SII payment, net income for the six months ended September 30, 2007 would have been $452,000 or $.05 per share.

Barry Lipsky, Franklin’s President and Chief Executive Officer, stated, “We are operating in an unprecedented global economic environment, and the current turmoil in the financial markets has had a negative impact on consumer spending which in turn contributed to our shortfall in sales. Despite these pressures we continue to maintain strong margins consistent with last year’s quarter and have benefited from our efforts to become more cost effective by the reduction in operating expenses. We share the global view of the near term future and do not believe that this negative environment will change for the better during our current 3rd quarter. While we expect our sales decline to continue during our 3rd quarter, we also expect to continue to benefit from expense reductions, strong gross margins and the introduction of our new multimedia language learning devices in the German speaking markets.”

About Franklin

Franklin Electronic Publishers, Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold approximately 41,000,000 electronic books. Current titles available directly or through partners number more than 52,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in Oceania and the European Community. Franklin’s products are available at 49,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Franklin’s filings with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS INCORPORATED

(in thousands, except share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007
SALES	$12,434	$14,980	$24,427	$28,655
OTHER REVENUE		3,000		3,000

TOTAL REVENUE	12,434	17,980	24,427	31,655
GROSS MARGIN	5,975	10,069	11,839	16,866
INCOME (LOSS) BEFORE INCOME TAXES	(209)	2,838	(1,321)	2,916
NET INCOME (LOSS)	(231)	2,782	(1,394)	2,852
INCOME (LOSS) PER COMMON SHARE:
Basic	$(0.03)	$0.34	(0.17)	0.35
Diluted	$(0.03)	$0.33	(0.17)	0.34
WEIGHTED AVERAGE COMMON SHARES:
Basic	8,269	8,223	8,260	8,221
Diluted	8,341	8,482	8,352	8,436